April 4, 2002 LaSalle Bank National Association, as Trustee 135 LaSalle Street, Suite 1625 Chicago, IL 60603 Attention Asset-Backed Securities Trust Services GECCMC 2001-3 RE: Annual Statement as to Compliance GE Capital Commercial Corporation Commercial Mortgage Pass- Through Certificates, Series 2001-3 In accordance with Section 3.13 of the Pooling and Servicing Agreement (the "Agreement") dated as of November 1, 2001, entered into in connection with the above-referenced Certificates, the undersigned officer of GEMSA Loan Services, L.P., (the "Servicer") hereby certifies that (i) a review of the activities of the Servicer for the period of time from November 1, 2001 through December 31, 2001 and of its performance under the Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Servicer has maintained an effective internal control system relating to its servicing of the Mortgage Loans serviced by it and has fulfilled in all material respects its obligations under the Agreement throughout such period, and (iii) the Servicer has received no notice regarding qualification, or challenging the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body. Pat McEntee, Director, Portfolio Management, on behalf of GEMSA Loan Services, L.P., in its capacity as Servicer